JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing on behalf of each of them of all filings on Schedules 13G and 13D and Forms 3, 4 and 5 (including amendments thereto) with respect to shares of common stock of Synchronoss Technologies, Inc. and that this agreement may be included as an exhibit to any such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of June 2006.

Rosewood Capital Associates, LLC
Rosewood Capital Associates IV, LLC
Rosewood Capital III, L.P.,
By: Rosewood Capital Associates, LLC, its general partner
Rosewood Capital IV, L.P.,
By: Rosewood Capital Associates IV, LLC, its general partner
Rosewood Capital IV Associates, L.P.,
By: Rosewood Capital Associates IV, LLC, its general partner

By:/s/ Kyle A. Anderson
Name: Kyle A. Anderson
Title: Managing Member

/s/ Kyle A. Anderson
Kyle A. Anderson

/s/ Byron K. Adams Jr.
Byron K. Adams Jr.

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